Exhibit 15

April 27, 2004

Cytyc Corporation

85 Swanson Road

Boxborough, Massachusetts

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Cytyc Corporation and subsidiaries for the periods ended March 31, 2004 and 2003, as indicated in our report dated April 27, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in Registration Statement Nos. 333-59291, 333-82925, 333-38644, 333-59172, 333-64360, 333-64362 and 333-88764 of Cytyc Corporation on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/	DELOITTE & TOUCHE LLP

Boston, Massachusetts